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Exhibit X

                             INTERCREDITOR AGREEMENT

      Agreement dated as of March 31, 1995 among BNY Financial Corporation, a New York corporation, ("BNY"), Greyrock Capital Group, Inc. (f/k/a Nations Financial Capital Corporation), as agent, a Delaware corporation ("Greyrock"), Walsh Greenwood & Co. ("Walsh Greenwood"), (BNY, Greyrock and Walsh Greenwood jointly and severally "Lender" or "Lenders"), Signal Apparel Company, Inc., an Indiana corporation ("Signal"), American Marketing Works, Inc., a Delaware corporation ("AMW"), and the Shirt Shed, Inc., a Delaware corporation ("SSI"), (Signal, AMW and SSI jointly and severally "Borrower" or "Borrowers").

                                   BACKGROUND

      BNY has entered into working capital financing and factoring arrangements with each of Signal, SSI and AMW pursuant to certain Factoring Agreements and related documents which provide for security interests in certain personal and real property of each Borrower. Greyrock has extended a $6.5MM term loan with AMW pursuant to a certain Credit Agreement and related documents which provide for such loan made by Greyrock to AMW to be secured by a security interest in certain personal property of each Borrower. Walsh Greenwood is entering a Credit Agreement with Borrowers by which it has committed to loan up to $15MM, to be secured by a security interest in certain of the personal and real property of Borrowers. As an inducement to each Lender to provide such secured credit facilities and make loans and advances to the applicable Borrowers, and to set forth certain agreements with respect to the respective security interests of each Lender in the Collateral, Lenders have agreed to enter into this intercreditor agreement to set forth their respective rights with respect to their "Liens" in the assets of each Borrower.

                                   AGREEMENTS

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

I. DEFINITIONS

      1.1 General Terms. For purposes of this Agreement, the following terms shall have the following meanings:

            "Accounts" shall mean all of the applicable Borrower's now owned or hereafter acquired or arising Accounts, Instruments, Documents, and Chattel Paper (as each of those four terms are defined in the UCC).

            "AMW Equipment" shall mean all Equipment of AMW.



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            "AMW Pledged Stock" shall mean the Pledged Stock (as such term is defined in the Signal Pledge Agreement) of AMW.

            "BNY Agreements" shall mean the Factoring Agreements, security agreements and other related agreements between BNY and Signal dated May 23, 1991, the Factoring Agreement, security agreements and related documents between BNY and SSI dated July 25, 1991, and the Factoring Agreement, security agreement and related documents between BNY and AMW, dated November 22, 1994, each as amended, modified and supplemented creating Obligations as defined in the foregoing agreements, plus any interest thereon (including all interest accruing after the date of the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of such Borrower under the Code or any similar federal or state statute), including reasonable attorneys, and paralegals' fees, and any prepayment penalties.

            "BNY Collateral" all inventory, accounts (whether or not factored), documents, general intangibles, instruments, chattel paper and equipment (all as defined in the UCC) and certain real property of Signal and SSI and any other Collateral in which BNY has a security interest to secure the BNY Obligations, whether now existing or hereafter arising, including BNY's security interests in Accounts, Equipment and Inventory which attach after the date hereof pursuant to after acquired property provisions of the BNY Agreements; provided, any future grants of security interests that are in violation of the terms of either the Greyrock Agreements or the Walsh Greenwood Agreements shall not fall within this definition of BNY Collateral.

            "BNY/Greyrock Agreement" means the Intercreditor Agreement, dated November 22, 1994, between BNY and Greyrock which agreement, among other things, establishes priority between BNY and Greyrock as to assets of Signal, AMW and SSI.

            "BNY Obligations" shall mean all Obligations of Signal, SSI and AMW under the BNY Agreements and all other obligations of Signal arising from financial accommodations heretofore or hereafter extended by BNY to Signal, SSI and AMW.

            "BNY Senior Collateral" means all BNY Collateral in which BNY's interest is senior to that of Greyrock under the BNY/Greyrock Agreement.

            "Books and Records" shall mean all books and records, whether now owned or hereafter acquired or arising, including, but not limited to, customer lists, credit files, computer programs, printouts and other computer materials and records of the applicable Borrower pertaining to any Collateral.

            "Collateral" shall mean all the property or interests in property real or personal, tangible or intangible, now owned or hereafter acquired by applicable Borrower in or upon which any of the Lenders now or hereafter has a Lien, and all proceeds of such property (including,

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without limitation, insurance and condemnation proceeds and escrow accounts covering any such property).


            "Code" shall mean the United States Bankruptcy Code.

            "Credit Agreement" shall mean the Credit Agreement, dated as of March 31, 1995 among Walsh Greenwood & Co., Signal, AMW and SSI.

            "Enforcement Action" shall mean, collectively or singly, for one or more of the Lenders, to (i) declare an Event of Default and make demand for payment, and/or accelerate the indebtedness of the applicable Borrower to such Lender, (ii) take possession of any material amount of Collateral, or (iii) exercise any Secured Lender Remedies.

            "Enforcement Notice" shall mean a written notice delivered at a time when an Event of Default has occurred and is continuing, by any Lender to the other Lenders, (i) specifying the relevant Event of Default, and (ii) stating that an Enforcement Action shall commence or has commenced.

            "Equipment" shall mean all of the applicable Borrower's now owned or hereafter acquired Equipment (as such term is defined in the UCC), including, without limitation, equipment, furniture, machinery, vehicles, and trade fixture, together with any and all accessions, parts and appurtenances thereto.

            "Event of Default" when used throughout this Agreement shall mean any default, event of default, or any event which, with notice or passage of time (or both) would constitute a default or an event of default under any of the Lending Agreements.

            "General Intangibles" shall mean all of the applicable Borrower's now owned or hereafter acquired or arising General Intangibles (as such term is defined in the UCC).

            "Greyrock Agreements" shall mean any and all agreements, documents or instruments evidencing or securing the Greyrock Obligations, including but not limited to the Amended and Restated Credit Agreement, dated as of February 16, 1993, between Greyrock, as agent for certain lenders, and AMW and the Signal Guaranty and Security Agreement and the Shirt Shed Guaranty and Security Agreement, each dated November 22, 1994, by Signal and SSI guaranteed the obligations of AMW under such Amended and Restated Credit Agreement.

            "Greyrock Collateral" means all Collateral in which Greyrock has a Lien, whether now existing or hereafter arising; provided, any future grants of security interests that are in violation of the terms of either the BNY Agreements or the Walsh Greenwood Agreements shall not fall within this definition of Greyrock Collateral.

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            "Greyrock Obligations" shall mean all obligations or indebtedness contingent or otherwise of any of Signal, AMW or SSI to Greyrock at any time, in an amount of up to $6.5MM, plus any interest thereon (including all interest accruing after the date of the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of such Borrower under the Code or any similar federal or state statute), any costs of collection or enforcement, including but not limited to reasonable attorneys, and paralegals, fees, and any prepayment penalties.


            "Greyrock Senior Collateral" means all Greyrock Collateral in which Greyrock's interest is senior to that of BNY under the BNY/Greyrock Agreement.

            "Inventory" shall mean all of the applicable Borrower's now owned or hereafter acquired Inventory (as such term is defined in the UCC).

            "Junior Lender" shall mean (a) BNY with respect to the interest of Greyrock in the Greyrock Senior Collateral, (b) Greyrock with respect to the interest of BNY in the BNY Senior Collateral, and (c) Walsh Greenwood (i) with respect to the interest of BNY in the BNY Collateral and the Greyrock Collateral and (ii) with respect to the interest of Greyrock in the Greyrock Collateral and the BNY Collateral.

            "Lender" or "Lenders" shall mean each of BNY, Greyrock and Walsh Greenwood and their respective successors and assigns.

            "Lending Agreements" shall mean collectively, the BNY Agreements, the Greyrock Agreements and the Walsh Greenwood Agreements, each as from time to time in effect.

            "Liens" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing.

            "Person" shall mean an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture, or other entity or a government or any agency, instrumentality or political subdivision thereof.

            "Secured Lender Remedies" means any action which results in the sale, foreclosure, realization upon, or a liquidation of any Collateral, including without limitation, the exercise of any remedies or rights of a "Secured Party" under Article 9 of the UCC, such as, without limitation, the notification of account debtors and voting and receiving distributions with respect to pledged stock.

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            "Senior Lender" shall mean BNY and Greyrock vis a vis Walsh
Greenwood with respect to the BNY Collateral and Greyrock Collateral, BNY and Greyrock as their respective rights and interests are defined in the BNY/Greyrock Agreement.

            "UCC" shall mean Article 9 of the Uniform Commercial Code, as in effect on the date hereof in the State of New York.

            "Walsh Greenwood" shall mean Walsh Greenwood & Co., a limited partnership.


            "Walsh Greenwood Agreements" shall mean the Credit Agreement, and all Loan Documents as defined in the Credit Agreement, as the same may be amended, modified or supplemented.

            "Walsh Greenwood Collateral" shall mean all Collateral in which Walsh Greenwood has a Lien, whether now existing or hereafter arising; provided, any future grants of security interests that are in violation of the terms of either the Greyrock Agreements or the BNY Agreements shall fall within this definition of Walsh Greenwood Collateral.

            "Walsh Greenwood Obligations" shall mean the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans, as defined in the Credit Agreement, and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization of like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Note (as defined in the Credit Agreement), and all other obligations and liabilities of the Borrowers to Walsh Greenwood, whether direct of indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Walsh Greenwood Agreements, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to Walsh Greenwood) or otherwise.

      1.2 Certain Matters of Construction. The terms "wherein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statues and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Lending Agreements shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II. PRIORITIES, SUBORDINATIONS AND RELATED MATTERS.

      2.1 Priority of Rights in Collateral


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      (a) Walsh Greenwood agrees and acknowledges that regardless of the time or order or attachment, or the time, order, or manner of perfection, or the time or order of filing of financing statements, or any provisions of the UCC or applicable law, BNY shall have a prior Lien in the BNY Collateral and any Lien Greyrock shall have in the BNY Collateral shall be governed by the BNY/Greyrock Agreement but shall be senior to Walsh Greenwood's Lien in such Collateral.

      (b) Walsh Greenwood agrees and acknowledges that regardless of the time or order of attachment, or the time, order, or manner of perfection, or the time or order of filing of financing statements, or any provision of the UCC or applicable law, Greyrock shall have a prior Lien in the Greyrock Collateral and any Lien BNY shall have in Greyrock collateral shall be governed by the BNY/Greyrock Agreement but shall be senior to Walsh Greenwood's Lien in such Collateral.

      (c) The Junior Lender with respect to any Collateral shall be subordinate to each Senior Lender with respect to that Collateral and, without the necessity of demand or request, with respect to the BNY Senior Collateral, each of Greyrock and Walsh Greenwood and, with respect to the Greyrock Senior Collateral, each of BNY and Walsh Greenwood shall turn or pay over to the Senior Lender with respect thereto, until the satisfaction of all obligations of the applicable Borrowers with respect to the BNY Obligations or the Greyrock Obligations then outstanding, the proceeds of any disposition of such Collateral, or any such Collateral received by or coming into the possession, custody or control of, the Junior Lender with respect to such Collateral, and until such time, the Junior Lender shall hold such proceeds of Collateral in trust for the benefit of the Senior Lender.

      (d) The subordination and priorities specified in this Section 2.1 are expressly conditioned upon the nonavoidability and perfection of the Lien to which another Lien is subordinated and, if the Lien to which another Lien is subordinated is not perfected or is avoidable, for any reason, then the subordinations and relative priority agreements provided for herein shall not be effective as to the particular Collateral (and only as to such particular Collateral) which is the subject of the unperfected or avoidable Lien. The subordination and priorities provided in this Section 2.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of the indebtedness payable under any Lending Agreement, nor by any action or inaction which any Lender may take or fail to take in respect of any Collateral.

      2.2 Perfection. Each Lender shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which such Lender has been granted a Lien. The foregoing provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Lenders and shall not impose on the Lenders any obligation in respect of the disposition of proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other Person. Each

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Lender agrees that it will not contest the validity, perfection, priority or enforceability of the Liens of the other Lender upon its respective Collateral and that, as between the Lenders, the terms of this Agreement shall govern even if part or all of the indebtedness owed to such Lender under the respective Lending Agreements are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

      2.3 Management of Collateral. Subject to the terms hereof, each Lender shall have the exclusive right to manage, perform and enforce the terms of the Lending Agreements with respect to its collateral and to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment, including, without limitation, the exclusive right to enforce or settle insurance claims, take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate such Collateral. In connection with the foregoing, each Lender as Junior Lender waives any and all rights to affect the method or challenge the appropriateness of any action by each Lender as Senior Lender with respect to any Collateral.

      2.4 Use of Collateral. Notwithstanding anything to the contrary contained in any of the Agreements, only a Senior Lender shall have the right to permit or approve the sale, transfer or other disposition of its Senior Collateral, whether by any Borrower or otherwise. Walsh Greenwood will, immediately upon the request of BNY with respect to BNY Senior Collateral, but provided that BNY and Greyrock simultaneously therewith release their Liens upon such Collateral, release or otherwise terminate Walsh Greenwood's Liens upon such BNY Senior Collateral, to the extent such Collateral is sold or otherwise disposed of by BNY or by any Borrower with the consent of BNY, and Walsh Greenwood will immediately deliver such release documents (the "Release Documents") as BNY or may require in connection therewith. Notwithstanding the foregoing, in the event any Borrower or any affiliate of any Borrower grants to BNY and Greyrock, as an inducement for BNY's or Greyrock's release of its Liens upon any BNY Collateral in accordance with the provisions of this Section 2.4 and the BNY/Greyrock Agreement, a security interest in collateral not constituting BNY Collateral ("Replacement Collateral"), then Walsh Greenwood shall not be obligated to deliver the Release Documents until such time as the applicable Borrower or affiliate shall have granted to Walsh Greenwood, if Walsh Greenwood so requests, a Lien on such Replacement Collateral junior to BNY's Lien on such Replacement Collateral, and to both BNY's and Greyrock's Lien should Greyrock have elected to accept a Lien on Replacement Collateral for BNY Senior Collateral pursuant to the terms of the BNY/Greyrock Agreement, on such terms as are set forth herein.

      2.5 Distribution of Proceeds of Collateral. All proceeds of BNY Senior Collateral shall be paid to BNY for application to the BNY Obligations with any residual proceeds after satisfaction of the BNY Obligations first being paid to Greyrock to the extent of Greyrock's interest therein (otherwise to Walsh Greenwood to the extent of its interest therein) and, upon payment of the Greyrock Obligations, to Walsh Greenwood. All proceeds of Greyrock Senior Collateral shall be paid to Greyrock for application to the Greyrock Obligations with any residual proceeds after satisfaction of the Greyrock Obligations first being paid to BNY to the extent of BNY's interest therein (otherwise to Walsh Greenwood to the

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extent of its interest therein) and, upon payment of the BNY Obligations, to
Walsh Greenwood.

      2.6 Enforcement Action.

      (a) BNY shall use reasonable efforts not to commence any Enforcement Action with respect to BNY Senior Collateral Constituting Inventory until an Enforcement Notice has been given to Greyrock and Walsh Greenwood. Notwithstanding the foregoing, the failure of BNY to give such Enforcement Notice shall in no way affect the validity of any Enforcement actions or limit BNY's rights to commence Enforcement Action.


      (b) So long as the Greyrock Obligations or Walsh Greenwood Obligations are outstanding, BNY shall not take any action to enforce its Secured Lender Remedies with respect to Greyrock Senior Collateral without giving Greyrock and Walsh Greenwood one hundred eighty (180) days notice thereof. If, and to the extent, any such notice concerns the occurrence and continuation of an Event of Default which can be cured by the payment of money, Walsh Greenwood shall have the right, without any obligation, to cure such Event of Default within a period not to exceed (x) the time period, if any, provided to the applicable Borrower under the BNY Agreements or (y) ten (10) business days after receipt of such notice from BNY, whichever is the greater, and thereby cause the BNY Agreements to be reinstated (if such agreement has been terminated) by virtue of effecting such cure; provided, however, that in no event may Walsh Greenwood cure any Event of Default for a period of in excess of three (3) consecutive months. Walsh Greenwood waives any rights to a commercially reasonable disposition of BNY Collateral under the UCC. Nothing contained herein shall be deemed to prohibit Walsh Greenwood from intervening or participating in any judicial proceeding to the extent necessary to preserve or protect its interests.

      (c) So long as the BNY Obligations or Walsh Greenwood Obligations are outstanding, Greyrock shall not take any action to enforce its Secured Lender Remedies with respect to any BNY Senior Collateral consisting of the Accounts, Inventory and General Intangibles of AMW or the Accounts, Inventory and General Intangibles and Equipment of Signal and SSI without giving BNY and Walsh Greenwood one hundred eighty (180) days notice thereof. Greyrock shall not take any action to enforce its Secured Lender Remedies with respect to Greyrock Senior Collateral constituting AMW Equipment without giving BNY and Walsh Greenwood one hundred eight (180) days notice of the Event of Default which is the basis of such action, which notice period shall be extended for the time period during which BNY is prevented from completing the work-in-progress with respect to the applicable Borrower's Inventory due to the existence of any automatic stay arising out of such Borrower's bankruptcy; provided, in addition, Greyrock shall not take any action to enforce its Secures Lender Remedies with respect to any BNY Senior Collateral or Greyrock Senior Collateral, as provided in this subsection (b), until such time as Greyrock shall have complied with the requirements of Paragraph 2.6(b) of the BNY/Greyrock Agreement. If, and to the extent, any such notice concerns the occurrence and continuation of an Event of Default which can be cured by the

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payment of money, BNY and Walsh Greenwood shall have the right, without any obligation, to cure such Event of Default within a period not to exceed (x) the time period, if any, provided to the applicable Borrower under the Greyrock Agreements or (y) ten (10) business days after receipt of such notice from Greyrock, whichever is greater, and thereby cause the Greyrock Agreements to be reinstated (if such agreement has been terminated) by virtue of effecting such cure; provided, however, that in no event may BNY or Walsh Greenwood cure any Event of Default for a period of in excess of three(3) consecutive months. BNY and Walsh Greenwood waive any rights to a commercially reasonable disposition of Greyrock Senior Collateral under the UCC. Nothing contained herein shall be deemed to prohibit BNY or Walsh Greenwood from intervening or participating in any judicial proceeding to the extent necessary to preserve or protect their interests.


      (d) So long as the Greyrock Obligations or BNY Obligations are outstanding, Walsh Greenwood shall not take any action to enforce its Secured Lender Remedies with respect to Greyrock collateral or BNY Collateral the without giving Greyrock and BNY one hundred eight (180) days notice thereof. If, and to the extent, any such notice concerns the occurrence and continuation of an Event of Default which can be cured by the payment of money, BNY and Greyrock shall have the right, without any obligation, to cure such Event of Default within a period not to exceed (x) the time period, if any, provided to the applicable Borrower under the Walsh Greenwood Agreement or (y) ten (10) business days after receipt of such notice from Walsh Greenwood, whichever is the greater, and thereby cause the Walsh Greenwood Agreements to be reinstated (if such agreement has been terminated) by virtue of effecting such cure; provided, however, that in no event may BNY or Greyrock cure any Event of Default for a period of in excess of three (3) consecutive months. Nothing contained herein shall be deemed to prohibit BNY or Greyrock from Intervening or participating in any judicial proceeding to the extent necessary to preserve or protect its interests.

      (e) BNY may, at its option take any action to accelerate or demand payment of the BNY Obligations and to foreclose or realize upon or enforce any of its rights with respect to BNY Senior Collateral, without the prior written consent of Greyrock or Walsh Greenwood, Walsh Greenwood and Greyrock hereby waiving any rights to commercially reasonable disposition or collection of any BNY Senior Collateral under the UCC. Greyrock and Walsh Greenwood may, at the option of each, take any action to accelerate or demand payment of the Greyrock Obligations or Walsh Greenwood Obligations, without the prior written consent of BNY or each other. Nothing contained herein shall be deemed to prohibit Greyrock or Walsh Greenwood from intervening or participating in any judicial proceeding to the extent necessary to preserve or protect its interests. Each Senior Lender acknowledges that it shall advise Walsh Greenwood of the liquidation of the Walsh Greenwood Collateral.

      (f) Any Lender may enter upon one or more of any Borrower's premises, whether leased or owned, without force or process of law and without obligation to pay rent or compensation to the other party.

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      2.7 Information Sharing. Upon the occurrence and continuance of an
Enforcement Action, in the event that any Lender shall, in the exercise of its respective rights under the Lending Agreements, receive possession or control of any Books and Records which contain information identifying or pertaining to any of the property of any Borrower in which any other Lender has been granted a Senior Lien, it shall notify the other party that is has received such Books and Records and shall, as promptly as practicable thereafter, make available to the other party duplicate copies of such Books and Records in the same form as the original. All expenses incurred by such Lender in performing its obligations under this paragraph shall be borne by the applicable Borrower and shall constitute indebtedness under the such Lender's agreements with such Borrower. The failure of either Lender to share information shall not create a cause of action against the party failing to share information or create any claim on behalf of Borrower or any third party.

      2.8 Notices of Default and Certain Events. Each Lender hereby undertakes in good faith to notify the other of the occurrence of any of the following as applicable:

            (a) occurrence or existence of an Event of Default (simultaneously with the sending of such notice to the applicable Borrower) under the respective Lending Agreements;

            (b) payment in full by each Borrower (whether as a result of refinancing or otherwise) of all obligations under the respective Lending Agreements; or

            (c) the exercise of any Secured Lender Remedies.

Each Lender agrees to use its best efforts to give to the other such notice, but the failure to do so shall not affect the validity of such notice or create a cause of action against the party failing to give such notice or create a claim or right on behalf of any third party. The sending of such notice shall not oblige the other Lender to cure such Event of Default.

      2.9 Agreement Absolute. This Agreement shall be and remain absolute and unconditional under any and all circumstances, and no act or omission on the part of any Lender shall affect or impair the agreement of any other Lender hereunder. A Senior Lender as to any Collateral may exercise all of its rights with respect to such Collateral as to which it has priority under this Agreement, subject to the terms hereof, and may take or release any other party as Collateral without any obligation to the Junior Lender with respect thereto until there has been full payment and performance of the obligations in favor of such Senior Lender. A senior Lender shall be entitled to make any election of the application of Section 1111 (b) (2) of the Code.

      2.10 Bailee for Perfection. Each Lender hereby appoints the others as agents for purposes of perfecting their respective Liens in and on the Collateral. To the extent that any Lender obtains possession of any other Lender's Senior Collateral, the Lender having possession shall notify the other Lender of such fact and, at the expense of the Senior Lender (unless the

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taking of possession was willful in which event the Junior Lender shall bear the expense), shall deliver such Collateral to the Senior Lender upon request of the Senior Lender. Each Lender is allowed to be a bailee for any other Lender (or for any of them) with respect to Collateral in the first Lender's possession, subject to its (the first Lender's) rights herein, if any. The bailee Lender shall, after all obligations and indebtedness of Borrower to it have been fully paid and performed, deliver the remainder of Collateral in its possession to the other Lenders.

      2.11 Bankruptcy Financing Issues. This Agreement shall continue in fully force and effect after the filing of any petition ("Petition") by or against any Borrower under the Code and all converted or succeeding cases in respect thereof. All references herein to any Borrower shall be deemed to apply to a trustee for such Borrower and such Borrower as debtorin-possession. If BNY shall desire to permit the use of cash collateral or to provide financing to any Borrower under either Section 363 or Section 364 of the Code, without obtaining a priority Lien under Section 364(d) on the Greyrock Senior Collateral, Greyrock and Walsh Greenwood agree as follows: (1) adequate notice to Greyrock and Walsh Greenwood shall be deemed to have been provided for such post-petition financing if Greyrock and Walsh Greenwood receive notice thereof at least one (1) business day prior to the earlier of (a) any hearing on a request to approve such post-petition financing, or (b) the date of entry of an order approving the same; and (2) no objection will be raised by Greyrock or Walsh Greenwood to any such use of cash collateral or such post-petition financing by or from BNY on the grounds of a failure to provide "adequate protection" for Greyrock's or Walsh Greenwood's Liens on their Collateral, provided that Greyrock shall continue to have a first lien on the Greyrock Senior Collateral (notwithstanding any post-petition financing by BNY).

III. PRIORITY OF PAYMENTS

      Walsh Greenwood hereby subordinates payment of the Walsh Greenwood Obligations to full payment of the BNY Obligations and the Greyrock Obligations. All notes and other evidence of the Walsh Greenwood Obligations shall bear a legend at all times in form and substance acceptable to BNY and Greyrock relating to this Intercreditor Agreement. Notwithstanding the foregoing, provided no default or event of default shall have occurred under the BNY Agreements or the Greyrock Agreements, and provided such payment does not cause the occurrence of such a default or event of default, Borrowers may make scheduled payments of interest under that certain promissory note dated March 31, 1995 in the principal amount of $15,000,000 from Borrowers to Walsh Greenwood (the "Note"). Further, Borrowers may make payments of principal under the Notice provided (i) no default or event of default nor any event which with the passage of time or giving of notice, or both, might become a default or event of default shall have occurred under any of the BNY Agreements or the Greyrock Agreements and further provided, that such payment will not result in the occurrence of such default or event of default and (ii) all outstanding Obligations (as such is defined in the BNY Agreements) of each of the Borrowers shall be within the applicable Borrowing Base set forth in the applicable BNY Agreements and such payments will not result, directly or indirectly, in any of the outstanding Obligations of any of the Borrowers being in excess of the applicable Borrowing Base. This paragraph is intended to reflect the agreements of the Lenders with regard to the priority of payments, and nothing herein shall affect in any way any obligations of Borrowers to any of the Lenders under the Lending Agreements.

IV. MISCELLANEOUS

      4.1 Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with telephone communication confirming receipt and subsequently confirmed by registered, certified or overnight mail to the address set forth below, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

If to BNY:
BNY Financial Corporation
1290 Avenue of the Americas
New York, NY 10104
Attn: Wayne Miller
Telephone: (212) 408-4284
Telecopier: (212) 408-7372

If to Greyrock:
Greyrock Capital Group, Inc.
One Canterbury Green
Stamford, CT 06912
Attn:  Vice President - Corporate Finance
Telephone: (203) 352-4000
Telecopier: (203) 353-4102

If to Walsh Greenwood:
Walsh Greenwood & Co.
One East Putnam Avenue
Greenwich, CT 06830
Attn:  Paul Greenwood
Telephone: (203) 863-8400
Telecopier: (203) 625-2654

      4.2 Insurance. Proceeds of the Collateral include insurance proceeds, and therefore the priorities set forth in Section 2.1(a) and (b) govern the ultimate disposition of casualty insurance proceeds. The Lender having a senior Lien on any Collateral insured shall, subject to such Lender's rights under its agreement with each Borrower, have the sole and exclusive right, as against the other Lenders, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of such Collateral. All proceeds of such insurance shall inure to the Lender named in any applicable loss payable endorsement and having a senior claim, and the other Lenders shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds to the senior Lender.

      4.3 Dealings with Borrowers: Agreement Continues. The subordination and Agreements as to relative priority as set forth above shall remain in full force and effect, regardless of whether either Lender in the future seeks to rescind, amend, terminate or reform by litigation or otherwise such Lender's agreement with any Borrower.

      4.4 No Additional Rights For Borrowers Hereunder. If any Lender shall enforce its rights or remedies in violation of the terms of this Agreement, each Borrower agrees that it shall not use such violation as a defense to any action by any Lender, nor assert such violation as a counterclaim or basis for set off or recoupment against any Lender.


      4.5 Section 9-504 Notice and Waiver of Marshaling. Lenders acknowledge that this Agreement shall constitute notice of their respective interests in the Collateral as provided by Section 9-504 of the UCC. Each Lender hereby waives any and all rights to compel the marshaling of any of the Collateral.

      4.6 Independent Credit Investigations. None of the Lenders nor any of their respective directors, officers, agents or employees shall be responsible to any other Lender or to any other person, firm or corporation for any Borrower's solvency, financial condition or ability to repay the BNY Obligations, the Greyrock Obligations or the Walsh Greenwood Obligations, or for statements of any Borrower, oral or written, or for the validity, sufficiency or enforceability of the BNY Obligations, the Greyrock Obligations or the Walsh Greenwood Obligations, or any Liens granted by any Borrower to the Lenders in connection therewith. Each Lender has entered into its respective financing agreements with the applicable Borrowers based upon its own independent investigation, and makes no warranty or representation to the other Lenders nor does it rely upon any representation of the other Lenders with respect to matters identified or referred to in this paragraph.

      4.7 Amendments to Financing Arrangements or to this Agreement. Nothing contained in this Agreement shall in any manner limit or restrict the ability of any Lender from increasing or changing the terms of the loans under their respective Lending Agreements, or otherwise to waive, amend or modify the terms and conditions of their respective Lending Agreements, in such manner as such Lender and Borrowers shall mutually determine, and each Lender agrees that none of such actions shall in any manner affect or impair the relative Lien priorities and subordination established by this Agreement in respect of the indebtedness payable under the Lending Agreements; provided, that no such amendment or modification shall, without the prior written consent of Walsh Greenwood, (a) increase the dollar amount specified in item "(A)" in paragraph 4(a) (i) of the respective Factoring Agreements between BNY and Signal, SSI and AMW which amount is compared with the "Formula Amount" (as defined in such agreements) to determine the "Borrowing Base" amount (notwithstanding the foregoing, it shall not be a violation of the terms of this Agreement and neither Walsh Greenwood nor Greyrock shall have a cause of action against BNY in the event that outstanding Obligations (as defined in the BNY Agreements) at any time exceed such dollar amount as a result of the making of advances in excess of the "Formula Amount"), or (b) increase the stated principal amounts of the Tranche A Loans or the Tranche B Loans as defined in the Amended and Restated Credit Agreement, dated as of February 16, 1993, among AMW, Greyrock and certain other lenders. Walsh Greenwood consents to the amendments to the Greyrock Obligations contemplated by the letter agreement, dated April 3, 1995 between Greyrock and Signal. Upon reasonable request of the Lender, the other Lender shall provide copies of all such modifications or amendments to their respective Lending Agreements and copies of all other documentation relevant to the Collateral. All waivers to, and modifications or amendments of, this Agreement must be in writing and duly executed by an authorized officer of each Lender to be binding and enforceable, but shall not require any agreement or consent by the applicable Borrower thereto.

      4.8 Binding Effect; Successors and Assigns. Replacement Financing. This

Agreement shall be a continuing agreement, shall be binding upon and shall inure to the benefit of the parties hereto from time to time and their respective successors and assigns, shall be irrevocable and shall remain in full force and effect until all indebtedness and other obligations under the Lending Agreements shall have been satisfied or paid in full in cash and the Lending Agreements shall have been irrevocably terminated, but shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any amount paid by or on behalf of any Borrower with regard to the indebtedness and other obligations under the respective Lending Agreements is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee, custodian, or similar officer, for any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any Borrower or any other person not a party to this Agreement. In the event any Borrower's obligations to the other Lenders are to be refinanced in full by an institutional lender it will, at the request of such other Lender or refinancer, enter into an intercreditor agreement with such refinancer substantially in the form hereof.

      4.9 Survival. Wherever possible, each provision of this Agreement shall be interpreted in such manner to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The right of any Lender to enforce the provisions of this Agreement shall not be prejudiced or impaired by any act or omitted act of any Borrower or such Lender including forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security in respect of any obligations or noncompliance by Borrower with such provisions, regardless of the actual or imputed knowledge of such holder of the obligations.

      4.10 Governing Law; Proceedings. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT, GIVING EFFECT TO ITS CONFLICTS OF LAWS PROVISIONS. ANY JUDICIAL PROCEEDING BROUGHT BY OR AGAINST ANY LENDER WITH RESPECT TO THIS OR ANY RELATED AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LENDER, AND EACH BORROWER, ACCEPT FOR THEMSELVES AND IN CONNECTION TM THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. ANY JUDICIAL PROCEEDING BY ANY PARTY HERETO INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, SHALL BE BROUGHT ONLY IN A COURT LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK; PROVIDED THAT NOTWITHSTANDING THE FOREGOING, IF IN ANY JUDICIAL PROCEEDING BY OR AGAINST ANY PARTY HERETO THAT IS BROUGHT IN ANY OTHER COURT SUCH COURT DETERMINES THAT ANY OTHER PARTY HERETO IS AN INDISPENSABLE PARTY, SUCH OTHER PARTY MAY BE JOINED OR

INCLUDED IN SUCH PROCEEDINGS IN SUCH OTHER COURT. EACH PARTY HERETO WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS.

      4.11 Waiver of Jury Trial. EACH LENDER HEREBY AND EACH BORROWER EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF EACH LENDER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED BY THEM IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH LENDER HEREBY AGREES AND CONSENTS THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT ANY OF THEM MAY FILE AN ORIGINAL

COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THEIR CONSENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      4.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      4.13 Headings. The headings in this Agreement are for convenience of reference only, and shall not alter or otherwise affect the meaning hereof.

      4.14 Representations and Warranties. Each Lender represents and warrants to the others that it is the holder of the Liens which secure or will secure the indebtedness payable under its respective loan agreements with Borrowers. Each Lender agrees that it shall not assign or transfer any of its Liens without (i) notice being given to the other Lenders and (ii) such assignment or transfer being made expressly subject to the terms of this Intercreditor Agreement. Each Lender warrants to the other Lieners that it has full right, power and authority to enter into this Intercreditor Agreement.

      4.15 Consent to Walsh Greenwood Liens. BNY and Greyrock hereby consent to the granting by Borrowers to Walsh Greenwood of Liens in and to the Walsh Greenwood Collateral specified in the Credit Agreement as of the date hereof and waive any event of default under their respective agreements with Borrowers which otherwise might have been caused solely by the granting of such Liens.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and date first above written.

BNY FINANCIAL CORPORATION

BY:__________________________
Name:________________________


GREYROCK CAPITAL GROUP, INC.


BY:____________________________
Name:__________________________

WALSH GREENWOOD & CO.

BY:____________________________
Name:__________________________


SIGNAL APPAREL COMPANY, INC.

BY:____________________________
Name:__________________________


THE SHIRT SHED, INC.

BY:____________________________
Name:__________________________


AMERICAN MARKETING WORK, INC.

BY:_______________________________
Name:_____________________________